Exhibit 8.1
Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760
July 26, 2007
Regency Energy Partners, L.P.
1700 Pacific, Suite 2900
Dallas, Texas 75201
RE:     REGENCY ENERGY PARTNERS, L.P. REGISTRATION STATEMENT ON FORM S-3
Ladies and Gentlemen:
     We have acted as counsel for Regency Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the offer and sale by the Partnership of (i) common units representing limited partner interests in the Partnership and (ii) debt securities. We have also participated in the preparation of a Prospectus supplement dated July 26, 2007 (the “Prospectus Supplement”) and the Prospectus dated July 23, 2006 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-141809) (the “Registration Statement”) to which this opinion is an exhibit. In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Prospectus (the “Discussion”).
     All statements of legal conclusions contained in the Discussion, unless otherwise noted, are our opinion with respect to the matters set forth therein as of the effective date of the Prospectus. In addition, we are of the opinion that the federal income tax discussion in the Prospectus with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in such Discussion, as to which we express no opinion).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

VINSON & ELKINS L.L.P.